Exhibit 32.1
CERTIFICATIONS

Harry Kletter and Alan Schroering, being the Chief Executive Officer and VP of Finance and Interim Chief Financial Officer, respectively, of Industrial Services of America, Inc., hereby certify as of this 1st day of April, 2013, that the Form 10-K for the year ended December 31, 2012, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of Industrial Services of America, Inc.

/s/ Harry Kletter
Harry Kletter, Chief Executive Officer

/s/ Alan Schroering
Alan Schroering, VP of Finance and Interim Chief Financial Officer